Exhibit 10.62

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended.  Omitted information has been replaced with asterisks.

AMENDMENT TO EQUIPMENT LEASE AGREEMENT
(PERFEXION UPGRADE)

This AMENDMENT TO EQUIPMENT LEASE AGREEMENT (PERFEXION UPGRADE) (this “Amendment”) is dated effective as of 8th April, 2011 (the “Effective Date”), and is entered into by and among (i) GK FINANCING, LLC, a California limited liability company (“GKF”), whose address is Four Embarcadero Center, Suite 3700, San Francisco, CA 94111, and (ii) LOVELACE HEALTH SYSTEM, INC. d/b/a Lovelace Medical Center, a New Mexico corporation (“Hospital”), whose address is 4101 Indian School Road NE, Albuquerque, NM 87110.

Recitals:

A.          GKF and AHS Albuquerque Medical Center, LLC (“AHS”) entered into a certain Equipment Lease Agreement dated February 13, 2003 (the “Lease”), pursuant to which GKF agreed to lease to AHS a Leksell Stereotactic Gamma Knife unit, Model C with Automatic Positioning System (the “Model C”).

B.          AHS (also known as “CNT-AHS Albuquerque Medical Center, LLC”) was merged into Hospital, effective October 1, 2003, pursuant to which Hospital assumed all of AHS’s rights and obligations under the Lease by operation of law.

C.          Hospital and GKF desire to amend the Lease to provide for the replacement and upgrade of the Model C that is currently being leased by GKF to Hospital pursuant to the Lease, with a Leksell Gamma Knife Perfexion unit including the LGP Software (such Perfexion unit leased hereunder is referred to as the “Perfexion”), which will be installed at the existing Site at which the Model C is currently installed, and contemporaneously with the dc-installation of the Model C (the “Perfexion Upgrade”).

Agreement:

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree to amend, modify and/or supplement the terms and conditions of the Lease as follows:

1.           Defined Terms. Unless otherwise defined herein, the capitalized terms used herein shall have the same meanings set forth in the Lease.

Exhibit 10.62

2.           Upgrade of the Model C to the Perfexion.

a.           In accordance with Section 13.2 of the Lease and subject to the terms and conditions set forth under the Lease, GKF shall acquire and hold title to, and install the Perfexion with new cobalt-60 sources, at the Site. GKF shall complete the Perfexion Upgrade by June 30, 2011 or such other time as approved by Hospital in writing, subject to availability of the Perfexion from the equipment manufacturer, issuance of all regulatory approvals, permits and/or waivers in a timely manner, and completion of construction of the Site. The parties acknowledge that Hospital may not be able to perform Procedures for approximately one (1) month during the Perfexion Upgrade and the deinstallation of the Model C. Simultaneously with the execution of this Amendment, Hospital and Elekta, Inc., a Georgia corporation (“Elekta”) shall enter into that certain LGK Agreement of even date herewith (the “I,GK Agreement”), a copy of which shall replace the previous LGK Agreement as the updated Exhibit 1 to the Lease. Hospital shall operate and maintain a fully functional radiation therapy department at the Site which shall include the Perfexion. Use of the Perfexion shall be made available to all neurosurgeons and radiation oncologists with Hospital privileges, and Hospital shall not, without GKF’s prior written consent (not to be unreasonably withheld), enter into any exclusive staffing or other contracts that would limit or restrict staff privileges and/or usage of the Perfexion by any qualified neurosurgeons or radiation oncologists.

b.          GKF shall be solely responsible for the construction and preparation of the Site in connection with the Perfexion Upgrade and the rigging and installation of the Perfexion.

c.           GKF shall be solely responsible for maintenance and service, personal property taxes, and the cost of insurance coverage for the Perfexion to the same extent and at the same levels as required under the Lease.

d.          In connection with the Perfexion Upgrade, Hospital shall, at Hospital’s reasonable cost and expense, provide GKF with Hospital personnel (including Hospital physicists) and cooperation upon reasonable request and as reasonably required by GKF, among other things, to assist with construction and compliance with local, state and federal regulatory requirements and with nuclear regulatory compliance issues and the calibration of the Perfexion.

e.           Notwithstanding the foregoing, the Perfexion Upgrade shall be performed by GKF only after all necessary and appropriate licenses, permits, approvals, waivers, consents and authorizations, and the proper handling of the Cobalt-60 (collectively, the “Permits”), have been obtained by Hospital at Hospital’s sole cost and expense.

f.           Upon request by GKF and at GKF’s reasonable expense, Hospital shall execute and deliver a commercially reasonable form of consent to sublease or other documentation if such a document is reasonably requested by the third party financing company which holds a security interest in the Perfexion.

g.          It is acknowledged that the Perfexion will come with two (2) new headframes. GKF agrees that Hospital shall, for no additional cost, retain its existing headframes from the Model C for use on the Perfexion. GKF also agrees that it shall, at its sole cost and expense, refurbish such existing headframes for use on the Perfexion.

h.          GKF, at its cost and expense, shall cover the Perfexion training tuition costs for those physicians and physicists who will be using the Perfexion. Perfexion upgrade training shall be on-site at Hospital during a two to three day period to be coordinated between Hospital and Elekta. Any travel and entertainment associated with training shall not be the responsibility of GKF.

Exhibit 10.62

i.            GKF hereby grants to Hospital a non-exclusive right and license to use the LGP Software as contemplated hereunder and subject to the terms and conditions of the LGK Agreement attached hereto as Exhibit 1.

j.            Upon receipt of Elekta’s report on the results of the Acceptance Tests (as defined in the LGK Agreement), Hospital shall have a period of three (3) days to review and validate the results of the Acceptance Tests to confirm that the Perfexion meets the manufacturer’s specifications and documentation. At any time prior to the expiration of the test and review period set forth above, Hospital may elect to accept the Perfexion or, if the Perfexion does not meet the manufacturer’s specifications or documentation, reject the Perfexion. If Customer rejects the Perfexion in accordance with the preceding sentence, then it shall provide written notice to GKF specifying in reasonable detail the reasons for such rejection. GKF will correct any material non-conformities in the Perfexion with the manufacturer’s specifications and documentation and remedy the situation as soon as practicable but, unless otherwise agreed in writing, no later than 10 days after receipt of notice of rejection from Hospital, if commercially practical. Hospital will have the right to accept or reject the corrected Perfexion in accordance with this section. If Hospital determines that GKF has not corrected a material non-confoimity in the Perfexion with the manufacturer’s specifications or documentation, then, Hospital may elect to terminate the Agreement, return the Perfexion, and receive a refund of all fees paid. If Customer provides no written notice rejecting the Perfexion prior to the end of the testing period, the Perfexion will have been deemed accepted by the Customer.

3.           De-Installation of the Model C; No Ownership Interests. GKF shall de-install, remove and retain all ownership rights and title to the existing Model C. Notwithstanding anything to the contrary set forth in the Lease or herein, Hospital shall have no ownership interest (or option to purchase any ownership interest) in the Model C and/or the Perfexion.

4.           Extension of Lease Term. In consideration of GKF’s agreement to perform the Perfexion Upgrade, the Term is hereby extended to the date that is ten (10) years following the “First Perfexion Procedure Date” (as hereinafter defined). The parties agree to negotiate in good faith an additional three year extension to this Amendment or Equipment upgrade approximately twelve (12) months prior to its termination date.

5.           Lease Payments.

a.           It is understood and agreed that Section 8 of the Lease (Per Procedure Payments) shall remain in full force and effect with respect to all Procedures performed prior to the de-installation of the Model C, and that notwithstanding the Assignment, all rent or lease payments pertaining to Procedures performed prior to the de-installation of the Model C shall continue to be calculated in accordance Section 8 of the Lease and shall be paid by Hospital to, and retained solely by, GKF. However, effective from and after the date the first Procedure is performed at the Site using the Perfexion (the “First Perfexion Procedure Date”), (i) the first paragraph only of Section 8 of the Lease shall be substituted and replaced with the following; and (ii) the remainder of Section 8 of the Lease (Per Procedure Payments) shall remain in full force and effect and shall apply to the Perfexion:

Exhibit 10.62

8. Per Procedure Payments. As rent for the lease of the Perfexion to Hospital pursuant to this Agreement, commencing from and after the First Perfexion Procedure Date, Hospital shall pay to GKF the sum of * for each “Procedure” that is performed by Hospital or its representatives or affiliates at the Site or within the State of New Mexico at the direction of Hospital or any of its affiliates, whether on an inpatient or outpatient basis, or “under arrangement” (as used in the Medicare billing context), and irrespective of whether the Procedure is performed on the Perfexion or using any other equipment or devices; provided that the Perfexion was available and fully operational at the time the Procedure was performed. As used herein, a “Procedure” means any treatment capable of being performed by the Perfexion that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

b.          The parties acknowledge that the compensation payable by Hospital for the Perfexion as set forth in this Amendment has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Perfexion, Hospital’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Perfexion, and the provision to GKF of a reasonable rate of return on its investment in support of the Perfexion. Based thereon, the Parties believe that the rent payments represent fair market value for the use of the Perfexion, the de-installation and removal of the Model C, the Perfexion Upgrade, maintenance and service, personal property taxes, cost of insurance coverage for the Perfexion, and the other additional services and costs to be provided or paid for by GKF pursuant to this Amendment. Hospital undertakes no obligation to perform any minimum number of procedures on the Perfexion, and. the use of the Perfexion for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

6.           Marketing Support. Hospital’s obligations with respect to marketing the Perfexion shall continue in the same manner and with the same amounts as set forth in Section 7 of the Lease.

7.           Cobalt Reload.  The second sentence of Section 13.2 of the Lease is hereby deleted in its entirety, and the following is hereby substituted in lieu thereof: GKF and Hospital mutually agree to reload the Cobalt-60 sources between the sixth and seventh year after the Perfexion Upgrade (i.e., after six (6) years have elapsed following the First Perfexion Procedure Date). The costs associated with such Cobalt-60 reloading shall be borne solely by GKF. The Term (as extended by this Amendment) shall be further extended for the period of time during which the Perfexion is not in use due to the Cobalt-60 reloading.

Exhibit 10.62

8.           Termination. Effective from and after the First Perfexion Procedure Date, Section 18 of the Lease shall be deleted in its entirety and replaced with the following:

18.1 Termination for Economic Justification. Notwithstanding anything to the contrary contained in the Lease or herein, once annually on the applicable anniversary of the First Perfexion Procedure Date, after the initial twelve (12) months following the First Perfexion Procedure Date, based upon the utilization of the Perfexion and other factors considered relevant by GKF in the exercise of its reasonable discretion, GKF may provide Hospital with a written request for a reasonable economic justification to continue the Lease and the utilization of the Perfexion at the Hospital. If, within a reasonable period of time after GKF’s written request, Hospital does not provide GKF with a reasonable economic justification to continue the Lease and the utilization of the Perfexion at the Hospital, then and in that event, but without waiving any or all of GKF’s rights or remedies under the Lease, GKF shall have the option to terminate the Lease by giving a written notice thereof to Hospital not less than six (6) months prior to the effective date of the termination designated in GKF’s written notice; provided, however, so long as Hospital is averaging 80 Procedures ammally, not taking into account the first twelve (12) months after the First Perfexion Procedure Date, GKF shall not have the option of terminating this Agreement pursuant to this Section 18. Without limiting the generality of the foregoing, for purposes of this Section, “reasonable economic justification to continue the Lease” shall not be deemed to exist (and GKF if applicable, shall have the option to terminate the Lease) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Cash Flow” is negative. As used herein, “Net Cash Flow” shall mean, for the applicable period, (a) the aggregate rent payments actually received by GKF during such period, minus (b) the sum of the aggregate (i) debt service on the Perfexion, (ii) maintenance expenses, and (iii) Perfexion-r elated personal property taxes, gross receipts taxes and insurance during such period.

18.2 Termination for Loss of LGK Agreement. If (i) the LGK Agreement expires or is terminated by Elekta, or Hospital loses the right or license to use the Perfexion under the LGK Agreement, including without limitation, in the event Elekta requires return of the Perfexion pursuant to Section 7.7 of the LGK Agreement, and (ii) such termination is not the result of any action or inaction of Hospital in breach of this Agreement or the LGK Agreement, and (iii) to the extent practicable, GKF has been given prior notice and at least 30 days to assist in the development of a cure for the cause of such termination or loss of right or license, then, this Agreement shall immediately terminate upon written notice from Hospital to GKF of such termination or expiration of the LGK Agreement, or of such loss of the right or license to use the Perfexion under the LGK Agreement, including without limitation, in the event Elekta requires return of the Perfexion pursuant to Section 7.7 of the LGK Agreement.

Exhibit 10.62

18.3 Termination for GKF default to Lender. GKF, or any successor in interest to GKF under this Lease, shall (a) immediately notify Hospital in the event GKF receives any notice of default from. its Lender that relate to the financing of the Equipment or that would otherwise impact the Equipment, providing Hospital with reasonable specificity regarding the nature of such default and the rights available to Lender under such circumstances; and (b) not modify or amend its agreement with Lender in any manner that would impair the rights of Hospital without Hospital’s prior written consent. In the event that Lender provides notice to Hospital of its intent to remove the Equipment or otherwise disturb Hospital’s quiet enjoyment of the Equipment in any manner due to a default by GKF, Hospital shall have the right and option thereafter to: (i) provide any and all payments due hereunder directly to Lender unless and until directed by Lender to resume payments to GKF; and/or (ii) terminate this Agreement upon written notice to GKF. In the event that Lender removes the Equipment or requires Hospital to enter into an alternative contractual arrangement in order to retain the Equipment, this Agreement shall immediately terminate upon written notice from Hospital to GKF of such removal or contractual arrangement.

9.           Assignment. Section 24.1 of the Lease is hereby amended to include the following at the end of such section:

Nothing in this Amendment shall preclude GKF from, or limit GKF’s ability to assign, convey, contribute or otherwise transfer this Amendment to an entity controlled by, controlling or under common control with GKF (provided, however, that in the event of any such transfer, GKF shall provide the Hospital with written notice thereof within thirty (30) days after such transfer); and any such transferee of GKF shall be entitled to assign, convey, contribute or otherwise transfer this Amendment to GKF or any entity controlled by, controlling or under common control with GKF (provided, however, that in the event of any such transfer, such transferee of GKF shall provide the Hospital with written notice thereof within thirty (30) days after such transfer).

10.         Alterations & Updates. Sections 13.3 and 13.4 of the Lease shall be deleted in their entirety and replaced with the following:

13.3 If at any time on or after the date that is six (6) years after the First Perfexion Procedure Date (the “Six Year Date”), the Perfexion becomes obsolete (as determined in accordance with Section 13.4 below); GKF agrees to evaluate and propose to Hospital the option of an upgrade to or replacement of the existing Perfexion. The parties shall cooperate in good faith and use their best efforts to reach an agreement regarding such upgrade or replacement. In the event the upgrade or replacement is agreed upon by Hospital and GKF, the lease term will be extended and/or the rental payments thereunder increased taking into account, among other things, the expense incurred. In the event an upgrade to or replacement of the Perfexion is not agreed upon by Hospital and GKF within sixty (60) days of a determination or agreement that the Perfexion is obsolete, the Hospital shall have the option to terminate this Agreement by giving a written notice thereof to GKF not less than one hundred eighty (180) days prior to the effective date of termination designated in Hospital’s written notice.

Exhibit 10.62

13.4 Unless the parties agree that the Perfexion is obsolete, such determination shall be made in accordance with the provision of this Section 13.4. A determination as to whether the Perfexion is obsolete may be requested in writing by either party at any time on or after the Six Year Date and not more than once during any twelve month period commencing from the Six Year Date. Within ten (10) days following the other party’s receipt of such request, each party shall designate a practicing neurosurgeon or ‘radiation oncologist who shall have not less than ten (10) years experience in the performance of radiosurgical procedures using various radiosurgical devices, including the Gamma Knife. Within ten (10) days of such designation, each such designee shall mutually agree upon and designate a third neurosurgeon or radiation oncologist having the same qualifications as described above and who shall have no relationship or medical staff privileges with either Hospital or GKF. The three designated physicians (“Experts”) shall have thirty (30) days, from the date the third neurosurgeon is so designated, within which to determine whether the Perfexion is obsolete. The Perfexion shall be deemed obsolete if two of the three Experts determine that other equipment is more medically appropriate than the Perfexion to perform any Procedures. Any determination of obsolescence must be in writing and must be signed two of the three Experts and distributed to the parties pursuant to the Notice provisions in Section 24.14 herein. Unless at least two’ Experts agree that the Perfexion is obsolete, the Perfexion shall not be deemed to be obsolete, and the party requesting the determination shall be required to promptly reimburse the other party for any costs or expenses incurred by the other party in connection with such determination.

13.5 GFK and Hospital acknowledge that, pursuant to the terms of the LGK Agreement, Elekta may, under certain circumstances, exercise its option pursuant to Section 7.6(b) thereof to modify or replace the Perfexion to make its use non-infringing. In the event Elekta exercises such option and the modified or replacement equipment is not substantially equivalent to or better than the Perfexion, Hospital shall have the option to immediately terminate this Agreement by giving a written notice thereof to GKF.

11 .        Compliance. A new Section 25 is hereby added to the Lease as follows:

25.         Compliance.

25.1           The parties shall comply at all times with federal, state and local law, rules and regulations, including without limitation the Medicare/Medicaid Anti-fraud and Abuse Amendments, federal and state physician self-referral laws, and applicable standards of accreditation agencies.

Exhibit 10.62

25.2           GKF (or any successor-in-interest to GKF under the Lease) shall ensure that, at all times, it (or its successor-in-interest) does not have a financial relationship (whether throughdirect or indirect ownership or direct or indirect compensation) with a practicing physician who (a) is in a position to potentially make “referrals” (as such term is defined in 42 C.F.R. § 411.351) for services under the Lease, or (b) makes “referrals” (as such term is defined in 42 C.F.R. § 411.351) of any designated health services (as such term is defined in 42 C.F.R. § 411.351) to the Hospital; provided, however, that this subsection 25.2 shall not apply to (i) holders of the publicly traded securities of GKF’s parent company, or (ii) requests by radiation oncologists for radiation therapy or ancillary services necessary for, and integral to, the provision of radiation therapy, if (i) the request results from consultation initiated by another physician, and (ii) the tests or services are furnished by or under the supervision of the radiation oncologist or under the supervision of a radiation oncologist in the same group practice.

25.3           In the event that a change in federal or state law or regulation or any interpretation thereof will result in the illegality of (i) the Lease, (ii) referrals of Medicare or any other patients for services under the Lease, or (iii) the submission of claims to Medicare for services performed under the Lease, the parties shall confer in good faith to amend the Lease as reasonably and minimally necessary to be in compliance with law. If the parties cannot agree upon an amendment following ninety (90) days of good faith negotiations, or sooner if required by law, then either party shall have the right to terminate the Lease upon written notice provided, however, those obligations accruing prior to the date of termination and those obligations surviving the date of termination shall continue to survive. In addition, if GKF does not comply with the requirement in subsection 25.2 above, Hospital shall have the right to terminate this Lease upon written notice.

25.4           GKF, or any successor in interest to GKF under this Lease, shall (a) immediately notify Hospital if it undergoes a change of ownership resulting in the addition or removal of practicing physicians with a direct or indirect ownership interest and the name of such physician(s), and (b) immediately notify Hospital if it enters into a direct or indirect compensation arrangement with a practicing physician and provide information as to the name of the physician and the fee structure of such arrangement; provided, however, that this subsection 25.4 shall not apply to holders of the publicly traded securities of GKF’s parent company.

12.         Supplier and Owner of Perfexion. The parties hereto agree that, notwithstanding anything to the contrary set forth herein, the Lease is and shall be treated and interpreted as a “finance lease,” as such term is defined in Article 2A of the Uniform Commercial Code and Section 55-2A-103(1)(g) of the New Mexico Statutes Annotated, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under Article 2A of the Uniform Commercial Code and Section 55-2A-103(1)(g) of the New Mexico Statutes Annotated. In furtherance of the foregoing, Hospital acknowledges that, before signing this Amendment, GKF has informed Hospital in writing (a) that Elekta is the entity supplying the Perfexion, (b) that Hospital is entitled (under Section 2A of the Uniform Commercial Code and Section 55-2A-103(1)(g) of the New Mexico Statutes Annotated) to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the entity supplying the goods in connection with or as part of the contract by which GKF acquired the Perfexion or the right to possession and use of the Perfexion, and (c) that Hospital may communicate with Elekta and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies. Hospital also acknowledges that Hospital has selected Elekta to supply the Perfexion and has directed GKF to acquire the Perfexion or the right to possession and use of the Perfexion from Elekta.

Exhibit 10.62

13          Miscellaneous. This Amendment (a) shall be governed by and construed under the laws of the State of New Mexico, without reference to its principles of conflicts of law; and (b) may be executed in separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts shall together constitute the same instrument. The captions and paragraph headings used herein are for convenience only and shall not be used in construing or interpreting this Amendment. This Amendment constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.

14.         Full Force and Effect. Except as amended by this Amendment, all of the terms and provisions of the Lease shall remain unchanged and in full force and effect and, together with this Amendment, represent the entire agreement of the parties with respect to the Perfexion and its use by Hospital. Unless the context requires otherwise, with respect to the Perfexion, all references in the Lease to (i) the “Agreement” shall be deemed to mean the Lease as amended by this Amendment; (ii) the “Equipment” shall be deemed to mean the Perfexion; (iii) the “LGK Agreement” shall be deemed to refer to the new LGK Agreement to be executed by Hospital relating to the Perfexion; and (iv) the “Tenn” shall be deemed to refer to the Term, as extended pursuant to this Amendment. To the extent any of the terms of the Lease conflict with the terms of this Amendment as it pertains to the Perfexion and the Perfexion Upgrade, the terms and provisions of this Amendment shall prevail and control. Where not different or in conflict with the terms and provisions of this Amendment, all applicable terms and provisions set forth in the Lease are incorporated within this Amendment as is if set forth herein and shall apply with equal force and effect to the Perfexion. Notwithstanding anything to the contrary set forth herein, no term or condition of this Agreement shall be effective to the extent it causes Hospital to breach the LGK Agreement or otherwise violate or infringe upon the rights of Elekta_ Nothing set forth in this Amendment shall relieve either party from any or all of its obligations under the Lease with respect to the Model C through the date of de-installation and except as preempted by the Perfexion Upgrade, including, without limitation, the obligation to pay rent or lease payments and the service, insurance and property tax expenses associated with the Model C until de-installation. Following de-installation of the Model C, Hospital shall have no further obligations with respect thereto other than making payments for Procedures performed prior to the date of de-installation.

IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

Exhibit 10.62

[Signature Pages Follow.]
IN WITNESS WHEREOF, the parties have executed this Amendment effective as of the Effective Date.

GKF:		Hospital:

GK FINANCING, LLC		LOVELACE HEALTH SYSTEM, INC.

By:	/s/ Ernest A. Bates, M.D.	d/b/a Lovelace Medical Center
	Ernest A. Bates, M.D.	By: /s/ David S. Nevill
	Policy Committee Member	Name: David S. Nevill
Title: CEO
Dated: 4/8/11		Dated: 4/8/2011

By: /s/ Stephen W. Forney
Name: Stephen W. Forney
Title: VP/CFO LHS
Dated: 4/8/11

Lovelace Health System, Inc. d/b/a: Lovelace Medical Center
Albuquerque, New Mexico

March 7, 2011

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

LEKSELL GAMMA KNIFE® END USER AGREEMENT

THIS AGREEMENT is entered into as of the 8th day of April 2011 by and between Elekta, Inc., a corporation organized and existing under the laws of Georgia (hereinafter referred to as “Elekta”), and Lovelace Health System, Inc. d/b/a: Lovelace Medical Center, Albuquerque, NM, (hereinafter referred to as “End User”).

WITNESSETH:

WHEREAS, Elekta has agreed to sell the “Leksell Gamma Knife®” system (hereinafter defined and referred to as the “LGK”) to GK Financing, LLC, hereinafter referred to as “Buyer”), and

WHEREAS, Buyer has agreed to lease the LGK to End User under separate agreement.

WHEREAS, Elekta and End User wish to enter this Agreement for their mutual benefit;

NOW THEREFORE, in consideration of the mutual covenants and obligations, warranties and indemnities herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I. DEFINED TERMS.

The following words and terms shall have the meanings set forth opposite them in this Article I:

Acceptance Tests are those tests which demonstrate that the LGK meets the manufacturer’s specification and which are defined in the Purchase Agreement between Buyer and Elekta.
Charging means all handling of the Cobalt Supply at the Site and the installation of such Cobalt Supply in the LGK.
Cobalt Supply means the supply of the Cobalt-60 sources to be installed in the LGK®.
Effective Date is the date of execution of this Agreement by the End User, as indicated in this Agreement.
Hardware shall mean that computer hardware and related equipment described in the Specification.
Lease Agreement shall mean the Agreement between Buyer and End User pursuant to which Buyer shall lease the LGK to End User.
LGK is the device, which is defined above and technically specified in Exhibit A hereto, to be sold, delivered, and installed by Elekta at the Site.
LGP Software means the dose planning software for the LGK, which is described in the Specification.
Site shall mean that location described on the Exhibit B hereto.
Site Planning Criteria are the requirements which the Site must meet to properly accommodate the LGK and are defined in the Purchase Agreement between Elekta and Buyer.
Specification refers to the technical standards with which the LGK shall comply, as described in Exhibit A hereto.

ARTICLE II. PERMITS

2.1       Permits. End User shall obtain any license (the “User License”) from the Nuclear Regulatory Commission (or relevant state agency if the Site is located in an “Agreement State”) authorizing it to take possession of the Cobalt Supply and shall obtain such other licenses, permits, approvals, consents and authorizations which may be required by local governmental or other regulatory agencies for the Site, its preparation, the Charging of the LGK with its Cobalt Supply, the conduct of Acceptance Tests, and the use of the LGK. End User shall not run, operate, or otherwise use the LGK, except for the purpose of conducting the Acceptance Tests, until the Acceptance Tests have been successfully completed.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

ARTICLE III. OPERATION AND TRAINING.

3.1       Operation. End User warrants and covenants that the LGK shall not be run, operated or otherwise used, except by and to qualified employees or physicians, who are suitably skilled and experienced to use the LGK.
3.2       Technical Training. Elekta shall provide to four (4) persons on the Buyer’s staff instruction relating to the technical operation and maintenance of the LGK. Such instruction shall not exceed two consecutive days and will be provided on site by installation personnel at the time of install.
3.3       Introductory Clinical Training. Training shall be provided to Buyer in accordance with the provisions set forth in Exhibit A.
3.4       Post Clinical Start Up Site Visit. Elekta shall provide a one-day site visit from one clinical applications representative. The visit must be arranged within six (6) 6 consecutive months following the initial clinical use of the LGK. date. The commitment will expire immediately after such six (6) month period unless documented alternate arrangements are made. The purpose is to ensure the customer is comfortable using all features in the LGP and PERFEXION™ software.
3.5       LGP Software. Elekta hereby consents to Buyer’s sublicense to End User of the LGP Software, to be utilized only for the purpose of planning dosages of treatments to be performed with the LGK. A copy of the LGP Software License from Elekta to Buyer is attached hereto as Exhibit D. End User agrees that its sublicense to the LGP Software shall be subject to the terms and conditions of Exhibit D hereto. End User agrees, in favor of Elekta, to perform the obligations assigned to Buyer in Exhibit D hereto. In the event the sublicense of the LGP Software from Buyer to End User is terminated due to an act or omission of Buyer and without fault of the End User, then End User shall have the right to obtain from Elekta a direct royalty-free license to utilize the LGP Software on the terms and conditions described in Exhibit D hereto.
3.6       Intellectual Property.
(a)        End User hereby acknowledges that the trademarks Gamma Knife® and Leksell Gamma Knife® (collectively, the “Mark”) are protected by United States federal registrations and the Mark constitutes valuable intellectual property of an affiliate of Elekta in which it has established substantial goodwill. End User hereby acknowledges that proper use of the Mark in any advertising of End User’s own surgical services performed with the LGK surgical instrument is highly important to maintaining such value and goodwill.
(b)       Subject to the terms and conditions of this section, Elekta, as agent for Elekta AB of Geneva, Switzerland, the owner of the Mark, hereby grants End-User a non-exclusive, royalty-free license without right to sublicense solely for the purpose of using the Mark in connection with the promotion and advertising of any of End User’s own services to be performed by use of the LGKsurgical instrument.
(c)        End User, in the conduct of End User’s business, is strictly prohibited from using the Mark in or as its official legal name. However, End User may use the trademark as part of the following fictitious trade name:

“Gamma Knife® ® Center of  New Mexico”

As long as End User utilizes a fictitious trade name which includes the Mark, End User shall not perform radiosurgical services capable of being performed with the LGK with any equipment other than the LGK. If End User performs any radiosurgical service with any equipment other than the LGK or if End User ceases to perform radiosurgical services with the LGK, End User shall immediately cease utilizing the Mark as part of its fictitious trade name.

(d)       In advertising, references to the Mark must include the registration symbol ® and such symbol must be used at least once per piece of advertising material, along with the words “Gamma Knife® and Leksell Gamma Knife® are U.S. federally registered trademarks of Elekta AB” somewhere in the advertisement. Elekta reserves the right to require End User to discontinue the use of advertising that does not conform to such requirements.
(e)        End User may use the words “Gamma Knife® Center of [add distinctive name]” and/or “Add Distinctive Name” Gamma Knife® Center as part of any internet domain name, or URL, telephone number or other communications address or symbol provided that the full name, “Gamma Knife® Center of [add distinctive name]” is used. User may use a variation or abbreviation of such term only after obtaining Elekta’s prior written consent to the proposed use in question. User may not under any circumstances, use the words “gamma Knife® ” alone, for any internet domain name, or URL, telephone number or other communications address or symbol.
(f)        All advertising or promotional materials in which the mark is utilized shall comply with all applicable laws and regulations as well as the standards of proper advertising.
(g)       Elekta shall have the right to terminate the license granted in this section with immediate effect if End User violates any provision of this section or utilizes the Mark in any manner which, in the sole opinion of Elekta, presents a reasonable possibility of damage to the Mark.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

(h)       Upon termination of the license granted by this section, End User shall immediately cease all use of the mark, including, but not limited to, the use permitted under subsection (e) of this section.
(i)         Buyer acknowledges that a breach of any of its covenants or agreements hereunder will cause immediate and irreparable harm to Elekta and Elekta Instrument S.A. End User acknowledges and agrees that no adequate remedy at law exists for any such breach, and End User agrees that in the event of such a breach Elekta shall be entitled to injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

ARTICLE IV. CONFIDENTIALITY

4.1       End User shall treat and maintain as confidential all technical information and know-how provided to it pursuant to this Agreement (including LGP Software), except for know-how specifically designated as non-confidential pursuant to this Agreement or otherwise so designated by the Elekta. End User shall not disclose any aspect of such know-how (including the LGP Software) to any other Person, including any corporation or governmental or quasi-governmental agency; provided that, End User shall have the right to disclose such know-how to its employees and resident physicians to the extent necessary for use of the LGK, but End User shall be responsible to ensure that such know-how is not disclosed by such persons.
4.2       The provisions of this Article IV shall survive the termination of this Agreement and shall apply with equal force to any technical information or know-how concerning the LGK acquired by End User other than pursuant to this Agreement.
4.3       The obligations of confidentiality and restriction of access pursuant to this Article IV shall not apply to any trade secret or confidential information that was (a) in the public domain at the time of such access or subsequently came in to the public domain through no fault of the Person subject to the provisions of Article IV; (b) rightfully known to the Person given such access prior to such access or developed independently by the Person given such access; (c) received by the Person given such access as a matter of right from a source other than a Person subject to the provisions of this Article IV; or (d) required to be disclosed by subpoena or court order, but Buyer shall give immediate notice of such subpoena or court order to Elekta and shall request the court to grant confidential treatment to the confidential information disclosed pursuant to such subpoena or court order.

ARTICLE V. WARRANTY AND REPAIR SERVICE AGREEMENT

5.1         Elekta provides the warranty for the LGK as more particularly described in Exhibit C hereto.

ARTICLE VI. EXCUSABLE DELAYS

If the performance of this Agreement by Elekta or any obligation of Elekta hereunder is prevented, restricted or interfered with by reason of fire, explosion, acts of God, labor disputes or accidents affecting performance under this Agreement, or war, mobilization, civil commotions, blockade or embargo, or any law, regulation, ordinance or requirement of any government or regulatory agency, or any other act whatsoever similar to those above enumerated, or any other circumstance being beyond the reasonable control of Elekta, then and in that event Elekta, as the case may be, shall promptly notify the other parties hereto of the resulting difficulties therefrom, and any of the foregoing events shall excuse any performance required under this Agreement.

ARTICLE VII. LIMITATION OF LIABILITY: INDEMNIFICATION.

7.1       The exclusive remedies of End User and Elekta’s sole liabilities for breaches of this Agreement shall be limited to those specifically provided for in Section 5.1 and in this Article VII. In no event shall Elekta be liable to End User for loss of use, revenue or profit, or for any other direct, indirect, incidental or consequential damage, whether arising in contract or tort.
7.2       Elekta shall defend and indemnify End User and its Affiliates, agents, servants and employees, and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of defective materials, workmanship, or manufacture of the LGK or the defective maintenance of the LGK (but, with respect to maintenance, only to the extent performed by or on behalf of Elekta).
7.3       End User shall defend and indemnify Elekta and its Affiliates, agents, servants, and employees and hold them harmless from and against all damages, claims, judgments and liabilities by or to third parties (plus litigation costs incurred) resulting from injury to or death of any person or physical loss or damage to property arising out of the operation or medical use or misuse of the LGK by or for End User (but which is not attributable to defective materials, workmanship or manufacture of the LGK), the defective maintenance of the LGK by or for End User (but only to the extent not performed by or on behalf of the Elekta), the failure of the Site to comply with the Site Planning Criteria, or the training provided by Elekta.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

7.4       All intellectual property rights in the LGK are and shall remain the exclusive property of Elekta or its Affiliates.
7.5       Elekta agrees to indemnify the End-User and to hold it harmless from all damages awarded against the End-User and all reasonable expenses incurred by the End-User as the result of any third party claim of trade secret, patent, or copyright infringement asserted against the End-User by virtue of the End-User’s use of the LGK and/or LGP Software in accordance with the terms of this Agreement and as delivered by Elekta provided that:
(a)        the End-User notifies Elekta immediately upon becoming aware of any suspected infringement of intellectual property by the LGK;
(b)        Elekta is given the right to control and direct the investigation, preparation, defense, and settlement of each such claim; and
(c)        the End-User fully co-operates with Elekta in connection with any such claims.
7.6       Should the LGK as delivered by Elekta become or, in Elekta’s opinion, be likely to become, the subject of a claim of infringement of a trade secret, patent, or copyright, Elekta may at its option and expense either:
(a)        procure for the End-User the right to continue to use the Deliverables as contemplated hereunder; or
(b)        replace or modify the LGK and/or LGP Software or modify the LGK and/or LGP Software to make its use hereunder non-infringing without adversely affecting the functionality or performance of the LGK and/or LGP Software such that the LGK and/or LGP Software is substantially equivalent to or better than prior to any such modification.
7.7       If Elekta considers that neither option is available to it, then this Agreement may be terminated with respect to the LGK so affected at the option of Elekta without further obligation or liability except that the End-User shall return the LGK (or component part) so affected to Elekta and Elekta shall grant the Buyer a refund of the Contract Price paid by the Buyer or the one-off License Fee attributable to the so affected LGK (or component part) as depreciated on a ten-year, straight-line basis.
7.8       Elekta shall have no liability for any claim of trade secret, patent, or copyright infringement based on the End-User’s unauthorized:
(a)        use or combination of the LGK (or any component part) with products or data not supplied by Elekta as part of the Scope of Supply;
(b)        use of third party products;
(c)        use of the LGK not in accordance with this Agreement or with third party products;
(d)        modification of any component part of the LGK by a party other than Elekta or its authorized representative; or
(e)        failure to install changes or updates as instructed by Elekta; or
(f)        failure to use the LGK (or its component parts) in accordance with any documentation issued by Elekta from time to time in relation to the LGK (or component parts).

ARTICLE VIII. MISCELLANEOUS PROVISIONS.

8.1       Assignment. No party hereto shall assign its respective rights or obligations under this Agreement (including the LGP Software License) in whole or in part to any person without the prior written consent of the other party, except as provided in this Section 8.2 hereinafter. In the event of any assignment or transfer by End User of its rights or duties under this Agreement or the Lease or of any sale, transfer, lease or sublease of the LGK or any component thereof to a third party, End User shall obtain the prior approval of Elekta of the proposed transferee (such approval not to be unreasonably withheld) and cause such transferee, prior to such transfer, to sign (1) an agreement that any acquired interest in the LGK® System is subject to the terms and conditions of this Agreement and evidencing such transferee’s agreement to be bound, to the same extent as End User, by the then-surviving provisions of this Agreement, including but not limited to the technical and scientific information provisions, the confidentiality provisions (Article IV), the provisions of Articles V and VII hereof, and the provisions of the LGP software license or (2) a similar agreement otherwise approved by the Elekta, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, either party may assign this Agreement as part of the sale of its business, or pursuant to any merger, acquisition, consolidation or other reorganization without the other Party’s consent however the assigning party shall ensure that the other Party is provided prompt notification of such assignment and the parties agree that any such assignment shall conform and abide by the then remaining terms of this Agreement.
8.2       Subcontractors. Elekta shall be entitled to appoint subcontractors or any other third parties for the performance or fulfillment in whole or in part of Elekta’s obligations under this Agreement without the consent of End User, and Elekta shall be fully responsible and liable for the performance of other entities. Elekta shall be entitled to assign any of its rights or obligations hereunder to any of its Affiliates without the consent of End User, but Elekta agrees that it will be fully responsible for any obligations assigned to Elekta’s Affiliates hereunder.
8.3       Arbitration and Governing Law. All disputes arising in connection with this Agreement shall be finally resolved by arbitration in Atlanta, Georgia under the Commercial Arbitration Rules of the American Arbitration Association. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of such award and an order of enforcement as the case may be. The parties hereby agree the rendering of an award by the arbitrator or arbitrators shall be a condition precedent to the initiation of any legal proceeding with respect to any dispute arising in connection with this Agreement. This Agreement shall be governed by and construed in accordance with the laws of the State of New Mexico and the United States.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

8.4       Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior or contemporaneous agreements, negotiations or discussions between the parties with respect to the subject matter hereof. No amendment of the provisions of this Agreement will be valid unless made in writing and signed by both parties hereto..

IN WITNESS WHEREOF, the parties hereto have signed this Agreement in duplicate as of the date first written above.

ELEKTA, INC.

By:	Michelle L Crawley

Title:	VP Contract Administration

Date:	04/12/11

END USER

By:	David S. Nevill

Title:	CEO

Date:	04/08/2011

/s/ Stephen W Forney
STEPHEN W FORNEY
VP/CFO LHS
4/8/11

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

EXHIBIT A
SCOPE OF SUPPLY

Leksell Gamma Knife® PERFEXION™

PRODUCT SPECIFICATION
Standard turn-key system

Qty	Description	Article no.
1	Leksell Gamma Knife® PERFEXION™	715000
2	Leksell® Coordinate Frame™ Kit for PERFEXION™	1002407
1	Leksell GammaPlan®	in BOM
1	PERFEXION™ system tool kit
1	LSS Spare Part Kit for Leksell® Coordinate Frame™	1002406
1	Skull scaling instrument	A0202-01
1	CT planning kit
1	MRI planning kit
1	X-ray planning kit
1	Set of Co60 sources	2000000
	Cobalt loading
	Site planning
	Installation and commissioning

1	Support and Education & Training for PERFEXION™	SER PERFEXION 0001

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

Leksell Gamma Knife® PERFEXION™

Radiation unit
- With radiation shielding doors and collimator system.

Patient Positioning System™
- Patient couch and automatic Patient Positioning System.

Covers for radiation unit and Patient Positioning System

Electric cabinet
- Electric cabinet with cabling
- ECU - central unit and safety system electronic board, circuit breakers and cabling.
- SDU - sector drive electronic board, circuit breakers and cabling
- PPC1- software
- PPC2- software
- Medical UPS

Operator area
- Office cabinet
- Keyboard and mouse
- Operator console with patient and operator audio/video, power supply, opto insulators, cabling and connectors Flat screen monitors
Office UPS

MCU kit
MCU PC with USB CAN
MCU software

Treatment couch
Height adjustable mattress
Manual controls for treatment setup

Frame adapter
Model “Standard G”. For interfacing between Leksell Coordinate Frame model G and Leksell Gamma Knife PERFEXION™.

Clearance check tool

Document set
Installation and supplementary documents
2 instructions for use
2 emergency routines
Signs and labels

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

Leksell® Coordinate Frame® Kit for PERFEXION™
Includes:
Qty	Consists Of:	Article No.
1	Frame with Feet and Straight Front Piece	50487-01
1	Front Piece, Curved	60638-01
2	Insulated Fixation Post, Anterior	912462
2	Insulated Fixation Post, Short Posterior	912463
2	Insulated Fixation Post, Long Posterior	912862
6	Locking Screw, 5 x 19 mm, Titanium	60490-03
6	Locking Piece for Fixation Post	60497-01
1	Ear Plug Holder, Right	50498-01
1	Ear Plug Holder, Left	50498-02
2	Ear Plug	60136-01
1	Fixation Screws, Titanium, kit of 20 pairs	907999
2	Instrument Screw Driver, Double	50146-02
1	Sterilizing Tray for Frame	50151-03
4	Disposable Inserts, 25x4 pieces	912464
1	Instruction for Use, Leksell® Coordinate Frame kit	003818
1	Instructions for Use, Insulated Fixation Posts	012594
1	Quick Reference Guide	014611

Leksell GammaPlan® for Leksell Gamma Knife® PERFEXION™ includes:

1          STANDARD LGP FOR PERFEXION LICENSE

Includes one (1) Leksell GammaPlan® (LGP) license for creating new treatment plans for Leksell Gamma Knife® PERFEXION™ .This main license allows the addition, management and storage of an unlimited number patient records and treatment plans. LGP also allows the visualization of treatment plans created at other LGK units.

1          RETREATMENT™ LICENSE

This software add-on facilitates planning of treatments days before surgery, the assessment of treatments and re-treatments. Users are free to plan days ahead of treatment, to prepare tomorrow’s follow-ups and plan additional treatment. Re-Treatment™ also lets any user to integrate images and vital treatment information from previous plans. It is a powerful tool to import and display previous key treatment data in the new treatment images. Imported data are user defined regions (targets, risk structures) and prescription isodose. It increases the customer confidence when treating new lesions after an initial treatment.

1          WARPSPEED™, REAL-TIME DOSE UPDATE LICENSE

This add-on speeds up planning by allowing the update of isodoses instantly during planning. Isodoses displayed in any workspace are instantly updated whenever one or several isocenters are added, modified, or removed. It is possible to fully apprehend the potential of composite shots, while also simplifying the elaboration of new dose plans. WarpSpeed™ provides a shorter learning curve, more intuitive and faster planning.

1          FUNCTIONAL PLANNING™ LICENSE

This software add-on allows users to perform some functional procedures based on the definition on the AC-PC line the visualization of functional targets based on functional target formulas.

1          IMAGEMERGE™ LICENSE

This software add-on allows an automatic or manual co-registration of any frameless image studies with a frame based reference study. Once co-registered, the frameless image can be used in LGP like any other study. Supports MR, CT and PET images (requires the optional module ColorPET™).

1          COLOR PET™ LICENSE

The ColorPET™ software add-on help users to can combine the physiological data of PET images with the anatomical data of CT and MR images using predefined color lookup tables. Requires the ImageMerge software add-on.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

PERFEXION™ system tool kit
Includes:
QA tool	1001182
- For radiation focus precision check.
Frame Cap	717960
- The frame cap is used during patient preparation for a treatment with Leksell Gamma Knife® PERFEXION™

LSS Spare Part Kit for Leksell® Coordinate Frame™
Consists of 4 pieces of each of the following;
- Locking Screw, 5 x 19 mm, Titanium
- Locking Piece for Fixation Post
- Screw, 4 x 10 mm, Titanium

Skull scaling instrument
For measurement of skull shape for Leksell GammaPlan® modeling

CT planning kit
Includes:
CT indicator	A0800-11
- Fiducial box for CT imaging procedure
CT adapter	A0400-04
- Fixating the stereotactic frame to the CT table fixation
CT table fixation	A0401-XX
- Fixating the CT adapter to specified CT table.

MRI planning kit
Includes:
MR adapter	A0420-XX
- Fixating the stereotactic frame to specified MR table.
MR indicator	A0820-07
- Fiducial box for MR imaging procedure

X-ray planning kit
Includes:
X-ray indicator	A0860-04
- Fiducial box for angiography imaging procedure
X-ray adapter and support	A0440-XX
- Fixating the stereotactic frame to specified angiography table.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

Technical Specifications

Workflow
Automatic positioning system	Couch integrated
Typical repositioning time	< 3 s
Typical collimator size setup time	< 3 s
Blocked collimation setup time	< 3 s
Mixed collimation setup time (Composite shot)	< 3 s
Check and verify	100%
QA procedure	Automatic
Accuracy
Radiological accuracy	< 0.5 mm

Positioning repeatability	< 0.05 mm
Maximum patient weight	210 kg (460 pounds)
Treatment planning
Treatment planning system	PC/Linux based
Dynamic shaping	Yes
Remote planning	Yes
Image co-registration	Yes
PET supported	Yes
Mechanical treatment range X/Y/Z	160/180/220 mm
Shape of accessible volume	Cylindrical
Real collimator sizes	4,8,16 mm diameter
Radiation data
Total cobalt-60 activity at loading (approx.)	< 6,600 Curie (2.44 x 1014 Bq)
Number of radiation sources	192
Radiation dose rate at focal point at loading	> 3 Gy/min
Physical data
Overall length, including cover	4.46 m
Overall width, including cover	2.12 m
Overall height, including cover	1.91 m
Total weight (approximate)	20,000 kg

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

Radiation unit
The radiation unit is the radiation delivery system. It houses 192 Cobalt-60 sources and the collimator system that directs the radiation to the focus point. The radiation unit incorporates the management of the shielding doors and electro-mechanics of the source sectors.

The following section describes selected components within the radiation unit.

All components are chosen from well-recognized suppliers to secure reliability and to optimize performance of the system.

Collimator body with radiation shielding
Collimator body	Tungsten body with 576 collimator channels.
Collimators	Tungsten collimator inserts.
Pre-collimator	576 lead pre-collimator channels.
Outer shielding	Cast iron.
Inner shielding	Tungsten and lead.
Bearing for collimator body	Crossed roller bearing. Static axial load 680000 N
Shielding doors	Steel.
Shielding strips	Stainless Steel.
Servo Controller	High precision, fully digital servo drive with embedded intelligence.
Motor	DC motor with 2000 line encoder
Linear guide
Linear guide blocks	Caged ball technology.
Gear	Planetary gear
Clutch	Ratchetting clutch
8 source carrying sector units
Sector	Aluminum. 24 source housing
Shafts	Induction hardened stainless steel.
Bearings	Graphite bushings
Motor	24V DC motor
Encoder	500 impulses/turn
Linear guide unit	Repeatability: ±0.003mm.
Linear encoder	Absolute Linear encoder.
Solenoid	Photo-micro sensor.
Servo controllers	Intelligent servo card

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

Patient Positioning System
The Patient Positioning System is the component of the PERFEXION™ system that the patient reclines on for treatment and is positioned relative the point of focus in the radiation unit.

The following section describes selected components within the Patient Positioning System.

All components are chosen from well-recognized suppliers to secure reliability and to optimize the performance of Leksell Gamma Knife PERFEXION.

Couch framework with X/Y/Z drive
Framework	20 mm zinc chromated steel
Motors	DC motors with 2000 line encoders.
Gear	X/Y-axis Planetary gear 30:1 Z-axis Planetary gear 4:1
Ball screws Bearing houses Support bearings	X/Z -axis.
Screw jack	Y-axis: Integrated safety nut.
Linear guides
Linear guide blocks	Caged ball technology.
Solenoid	Y-axis: Photo-micro sensor.
Linear encoders	Absolute Linear encoders. Accuracy grade +/- 0.005mm.
Servo Controllers	High precision, fully digital servo drive, with embedded intelligence.
Frame fixation	Hardened stainless steel
Comfort system
Mattress support	Sandwich structure with aluminum honeycomb core and steel sheets
Actuator	DC actuator
Ball bearing	Stainless steel.
Covers
Radiation unit and couch covers	3 layers glass reinforced polyester. Meets ASTM E84 with flame spread index less than 75. Flammability rating V-0 according to UL 94.

Control System

Office Cabinet
Includes:

MCU - Main Computer Unit

Office UPS - Uninterrupted Power Supply

Ethernet Switch

Operators Console
Includes:

CIU - Connection and Isolation Unit
The CIU is powered by the office UPS and the internal power supply converting 100-250VAC to 24VDC.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

PSS - Patient Surveillance system
The PSS is included in the operator console as a separate unit and handles the video/audio signals of the PERFEXION™ system.
It is possible to connect a video recorder on the ‘auxiliary’ outputs.
External audio system, e.g., patients MP3 player, can be connected and played over the sound system integrated in the radiation unit covers.

MCU Monitor
19” Flat screen, UL-approved.
The MCU Monitor shows the Graphical User Interface of the MCU.

PSS Monitor
19” Flat screen, UL-approved.
The PSS monitor shows the video from the patient camera and provides the sound from the patient microphone.

Treatment room Monitor
19” Flat screen, UL-approved.
The treatment room monitor displays the same information as the MCU monitor on the operators console.

Treatment room Camera
The treatment room camera provides video to the PSS Monitor in the Operators Area.

Medical Cabinet
Includes:

SDU - Sector Drive Unit
The SDU contains 8 servo controllers (one for each sector).

ECU - Electronic Control Unit
The Control Unit consists of two complete Power PCs (PPC) with peripherals (RAM, ROM, inputs, outputs, CAN interfaces).

Medical UPS - Uninterrupted Power Supply
The medical UPS delivers 24VDC and 48VDC needed for the PERFEXION™ system. It is approved for medical use.

Radiation phantom

The Radiation Phantom with Cassettes is used for calibrating the absorbed dose rate of Leksell Gamma Knife®.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

1	LGP – DICOM RT License
DICOM RT provides an exclusive possibility to share treatment information with any DICOM RT compatible system. It includes:

IMPORT of DICOM RT STRUCT allows displaying any user-defined region/volume created on a DICOM RT system. Volumes can be target volumes, organ at risks, isodoses or any other region of interest defined by the user.

EXPORT of treatment data via DICOM RT STRUCT and DICOM RT DOSE allows sharing information with any compatible systems to perform dose comparison or dose addition.

1	Legacy data conversion tool
Based on an automated process and simple user interface, converting older patient records is straightforward. Patient records created with LGP 4.xx, 5.xx and 4C are first copied from archiving media (DAT tapes and Magneto-Optical disks) onto a network disk (NAS) using a special UNIX application (rescue tool).

Once copied, the second step includes the conversion of rescued patient records onto an external USB disk connected to the customer PC-Linux primary LGP. The last step is to import converted patient records into the patient database using the import function.

The legacy conversion tool is not available for customer where a translated versions of LGP is required.
Included items:
-  One Network disk used to copy records from DAT tapes and MO disks
-  One USB external disk used to convert records from network disk
-  Software and instructions to perform the rescue and conversion of patients records.

1	Color Printer 110V
Network color laser printer with
-	Ethernet connector, minimum speed 10/100
-	Support for Postscript Level 3 printing
-	Power supply 110 V
-	English menus and labels
-	Support for printing A4, US letter, US executive and US legal
Delivered model: HP Color Laser Jet or similar

Additional Training for Leksell Gamma Knife® PERFEXION™

Qty	Description

10	Clinical Training
Principle and practice of Gamma Knife Surgery, clinical lectures, treatment planning, patient treatment - 3 days Arranged by Elekta - On Site Training.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

INFORMATION TO BE FURNISHED BY BUYER

Not later than six months prior to the Contractual Delivery Date or two weeks after the Effective Date, whichever occurs later, Buyer shall inform Seller in writing of:

(i)	the orientation of the LGK

(ii)	the minimum lengths of cables required to connect the LGK at the Site; and

(iii)	the manufacturer and model numbers of the CT, MRI and angiographic equipment which Buyer intends to use in connection with the LGK.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

Support and Education & Training for PERFEXION™

Education & Training Services

➢	On-site Clinical Start-Up
One week on-site application training with Gamma Knife experienced radiation physicist certified by Elekta.

➢	4 spaces in either of the following courses:

Clinical Training:
Principle and practice of Gamma Knife Surgery, clinical lectures, treatment planning, patient treatment - Two (2) slots for 3 days and two (2) slots for 5 days. Arranged by Elekta in collaboration with participating hospital. Tuition shall be reimbursed by Elekta.

Or

Leksell GammaKnife® PERFEXION™ Technical / Application training
For use, care and maintenance of the equipment.
Stereotactic imaging, physics, dosimetry, treatment planning, technical training on unloaded machine, QA procedures - 4 day arranged by Elekta. Tuition shall be reimbursed by Elekta.

➢	Elekta providing a one-day site visit from one Clinical Applications representative post Clinical Start.

Support Services
The following support services are delivered in addition to parts warranty during the first year.

Maintenance System Management
Customization of the maintenance schedule for maximum equipment availability, performance and safety with minimum disruption to clinical patient flow.

Planned Maintenance
Scheduled preventive maintenance inspections in accordance with Elekta recommended maintenance intervals and procedures performed by Elekta certified engineers. The service includes installation of software maintenance releases and software upgrades. Also included is a service report detailing outstanding service needs and/or recommended parts replacement to sustain equipment performance at original design specifications. Parts, software and further service activities are not included. The customer is responsible for equipment availability for inspections at a mutually agreed time during regular Elekta office hours.

Remote Technical Support
Unlimited remote technical support, via phone, e-mail, fax or suitable equivalent, during regular Elekta office hours.

On-site Technical Support
Preplanned corrective maintenance by Elekta certified engineers to resolve technical issues on-site during regular Elekta office hours. This service includes a service report detailing the maintenance actions completed and recommending further service actions to eliminate the root cause of the problem(s). It is at the discretion of Elekta to determine whether an on-site visit is required to solve the technical issue. Parts and further service activities not included.

Remote Application Support
Unlimited remote application support, via phone, e-mail, fax or a suitable equivalent, during regular Elekta office hours.

Leksell GammaPlan®, remote application support
Unlimited remote application support, via phone, e-mail, fax or a suitable equivalent, during regular Elekta office hours.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

EXHIBIT B
DESCRIPTION OF SITE

Lovelace Health System, Inc. d/b/a: Lovelace Medical Center
4701 Montgomery Blvd. NE
Albuquerque, NM 87102

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

EXHIBIT C
ELEKTA’S WARRANTY

1.
Subject to the exceptions set forth below, Elekta warrants to Buyer that for one year from the date of completed Installation Test Protocol, the LGK will perform consistently with the Specification and the LGK will be free from defects in design, materials, and workmanship which result in non-compliance with the Specification, except as otherwise provided hereinbelow.

Notwithstanding the foregoing, Elekta’s warranty set forth in this Section 1 does not cover:

(i)	defects arising out of materials or parts provided, modified or designed by Buyer;
(ii)	defects emanating from Buyer’s improper use or maintenance;
(iii)	normal deterioration or normal wear and tear, including radioactive decay of the Cobalt Supply;
(iv)	defects resulting from repairs or service of the LGK supplied other than by Elekta or its authorized representative;
(v)	defects in the Hardware (and its operating software) (the warranty for which is regulated in Section 7 below) or the LGP Software (the warranty for which is regulated in Section 2 below).
(vi)	the training referred to in Subsection 3.2 of the Terms and Conditions; or
(vii)	defects in positioning or in the Site.

2.
Elekta warrants that the LGP Software will, for a period of one year from the date of the completed Installation Test Protocol, perform substantially in accordance with the documentation delivered with such LGP Software. The warranty set forth in this Section 2 shall not apply if the LGP Software is subject to unauthorized repair or modification, improper application, improper installation, accidental damage, negligence in use, improper storage, acts of God, electrical power damage, equipment malfunction, or abnormal operating conditions, and in the event of any of the foregoing, Buyer shall be responsible to pay Elekta’s then standard charges for any repairs, replacements or services performed by Elekta.

3.
In the event that the LGK or any part or component thereof shall fail to conform with the relevant warranty described herein, Elekta shall (or cause one of its Affiliates to) promptly repair or replace, at its option and at its expense, the defect in the LGK or component thereof. Repair or replacement parts furnished or work performed under this warranty shall be warranted for a period of one year from and after the date of such repair of replacement, but in no event shall any such warranty with respect to repair or replacement work or parts extend past that date which is two (2) years from and after the date of completion of the Installation Test Protocol. The defective LGK or part thereof which is replaced in accordance with this warranty shall be the property of Elekta, and Elekta will notify Buyer in writing immediately after repair or replacement as to what disposition Elekta desires of such LGK or part thereof, all at Elekta’s cost.

4.
In order to avail itself of its rights under this warranty, Buyer shall immediately notify Elekta in writing of any defects that appear under the warranty and shall give Elekta every opportunity of inspecting and remedying such defects.

5.
Year 2000 Compliance Warranty. Elekta further warrants that the equipment, software and use of data will be year 2000 compliant and accommodate a full year calculation in its software. Licensor will guarantee that the equipment and software will accept all data and perform to comply with the year 2000 warranties, assuring that the full four (4) positions (e.g. 1997) year is utilized.

6.
THE FOREGOING WARRANTIES ARE EXCLUSIVE AND GIVEN AND ACCEPTED IN LIEU OF ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES WITH RESPECT TO QUALITY, PERFORMANCE AND OPERATION OF THE LGK, WRITTEN OR ORAL, EXPRESSED OR IMPLIED. ALL OTHER WARRANTIES OF ELEKTA OR ITS REPRESENTATIVES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED. CORRECTION OF NONCONFORMITIES OR DEFECTS AS PROVIDED ABOVE SHALL BE BUYER’S EXCLUSIVE REMEDY AND SHALL CONSTITUTE FULL AND FINAL FULFILLMENT OF ALL LIABILITIES OF ELEKTA, WHETHER IN WARRANTY, CONTRACT, NEGLIGENCE, STRICT LIABILITY, TORT OR OTHERWISE WITH RESPECT TO THE LGK. IN NO EVENT SHALL ELEKTA BE LIABLE FOR LOSS OF USE, REVENUE OR PROFIT, OR FOR ANY OTHER DIRECT, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGE ARISING IN ANY RESPECT FROM THE LGK OR ITS USE, OPERATION OR PERFORMANCE. THE PROVISIONS OF THIS PARAGRAPH SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

7.
Elekta shall assign to Buyer all of Elekta’s rights under the warranty or warranties provided by the manufacturer (the “Computer Manufacturer”) for the Hardware and operating software included in the LGK. In the event the Hardware or operating software exhibit defects which are covered by the warranty of the Computer Manufacturer, Buyer may notify Elekta of the nature of such defects. In such case, Elekta shall promptly inform the Computer Manufacturer thereof and use its best efforts to arrange prompt repair service by the Computer Manufacturer pursuant to the terms of the Computer Manufacturer’s warranty or warranties Elekta shall furnish Buyer with such reasonable cooperation as Buyer may request with respect to the purchase by Buyer of any extended warranty or maintenance contract offered by the Computer Manufacturer.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4

EXHIBIT D
LEKSELL GAMMAPLAN® PFX™ SOFTWARE LICENSE

1.	LGP Software
1.1
Elekta hereby licenses to Buyer at no additional cost beyond the Purchase Price, the LGP Software, to be utilized only for the purpose of planning dosages of treatments to be performed with the LGK. In case Buyer already has an existing Leksell Gamma Knife® Buyer may also retain one license to the old Leksell Gamma Plan® software for archival purposes, Such license is also subject to the license terms and conditions set out in this Exhibit E. Such license is for the use by Buyer of the software at one (1) workstation.

1.2
Buyer shall not: (a) use LGP except in connection with the radiosurgical operations performed with the LGK at the Site; (b) make any modification to, adapt, translate, decompile, disassemble or create derivative works based on LGP or merge LGP into any other software; (c) reproduce LGP (or any portion thereof) or any materials related thereto except for one back-up copy made as part of Buyer’s regular computer software maintenance routines; (d) transfer, assign or sublicense LGP to any person except to an assignee of all of Buyer’s rights in this Agreement in a manner permitted by Section 8.1 of the Terms and Conditions; or (e) use LGP in connection with any access terminal other than the Hardware which has been specifically approved by Elekta in writing.

1.3
All right, title, interest and ownership of, in and to LGP, including but not limited to all trademarks, service marks, registrations, copyrights, and all other proprietary rights not expressly granted in this License, shall at all times remain the exclusive property of Elekta. Elekta shall retain all rights to LGP recorded on the original disk(s) and all subsequent copies of LGP, in whatever form recorded.

1.4
The term of Buyer’s license to LGP shall continue until the earlier of: (a) any sublicense, assignment or transfer or attempted sublicense, assignment or transfer by Buyer of LGP without the consent of Elekta; (b) the transport, movement or attempted transport or movement by the Buyer of LGP, or the Hardware on which LGP is installed, from the Site without prior written consent of Elekta; (c) any modification or adaptation of LGP for use with any equipment other than the LGK; (d) the use of LGP in connection with more than one access terminal unless Buyer has obtained the written consent of Elekta to the use of more than one access terminal at the same time or in connection with any access terminal other than the Hardware which has not been specifically approved by Elekta in writing; or (E) the mutual written consent of Buyer and Elekta.

2.	Buyer’s Responsibilities Concerning Hardware and LGP
2.1	To facilitate E-Mail/Internet support, Buyer shall provide for E-Mail/Internet connectivity.
2.2
Buyer shall assign a system manager who will undergo the appropriate training on the operating system and /or already have sufficient system administrator experience. Such training will be provided by the Hardware manufacturer and Elekta shall pay the fee therefore. Buyer shall pay all travel and other expenses associated with such training.

2.3	If Buyer elects to transfer images by a data network, then:
(a)
Buyer shall provide the format to and right to read the diagnostic images generated by the user’s diagnostic equipment and planned to be used as input for LGP. The Buyer shall provide a sample image in digital and hard copy form in the orientation intended for clinical use.

(b)
Buyer is responsible for obtaining up-to-date and accurate scanner image formats and any other scanner or PACS information from vendors necessary to integrate images into LGP and providing this to Elekta.

(c)	The Hardware used to run LGP must be used solely for this purpose. All changes and additions to LGP and/or Hardware running LGP must receive prior written approval of Elekta.
(d)
Buyer shall provide the images via an Ethernet connection using TCP/IP protocol and will provide all physical cabling to the LGP Hardware compatible with 100-Base-T or 1000-Base-T at the Installation location of the LGK.

(e)	Buyer shall provide all TCP/IP networking parameters such as IP address, netmask, gateway address, etc. for the HP workstation included as a part of the Hardware.

GKF/Albuquerque Regional Medical Center

Created on 01/28/11

Document Name: LGKCENDUSER Version 4